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                       CURTICE BURNS FOODS

                    MANAGEMENT INCENTIVE PLAN


The Curtice Burns Foods' Management Incentive Plan (the 'Plan') is an important part of management compensation. The objective of the Plan is to motivate key managers to perform in a way that will optimize Curtice Burns earnings, effectively employ the company's capital, and to encourage market development for Pro-Fac members. The plan is designed to recognize the impact key managers can have on the achievement of our business goals.


Participation

Participation is limited to executives who are strategic decision makers in their business units. Each year, division Presidents and corporate management will determine who is eligible to participate in the plan for the upcoming fiscal year. Participation in one year does not assure participation in the next.


Targeted Incentive Awards

Each individual's targeted incentive award is based on competitive bonuses paid at other food companies similar in size to Curtice Burns Foods and is expressed as a percentage of base salary paid
during the fiscal year.  (See Exhibit 1.)   Division CEOs and Snack
Division COOs have targeted awards fixed at 35 percent.


Performance Targets

The performance targets for each division and for Curtice Burns as a whole are based on the original profit plan for pre-tax earnings and return on capital employed (ROCE). The Corporate CEO will assign a target value to each division profit plan. A plan of normal challenge and difficulty will earn 100 percent of target. Under certain rare and extreme circumstances, such as a total crop failure or selling of a business unit, corporate management may in its sole discretion, adjust these targets at mid-year or at fiscal year end.


Incentive Payments

Two-thirds of the annual incentive award will be based on division performance and one-third on overall corporate performance compared to original profit plan targets. Actual results equaling or


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exceeding 120 percent of target can result in an incentive award equal to 200 percent of your targeted award. Actual results equal to 80 percent of target will result in an annual incentive award of 25 percent. Results on either pre-tax earnings or ROCE below 80 percent of profit plan target will result in no incentive payment.

The enclosed performance grid (Exhibit 2) is used to determine the level of incentive payment associated with varying levels of performance. This same data will also be provided in tabular form.


Pro-Fac Multiplier

The Plan is also designed to recognize the important relationship Curtice Burns has with Pro-Fac. The plan encourages increase of Pro-Fac volume. After the division's incentive pool has been determined from the performance grid, that pool can increase or decrease based on the division's plan on Pro-Fac deliveries when compared to the Pro-Fac stock commitment. The Pro-Fac 'multiplier' is multiplied by the proportion of Pro-Fac related sales in a division to determine the impact as shown below:

  Plan as % of       Pro-Fac    Proportion (example)   Impact on
Stock Commitment    Multiplier  Pro-Fac Related Sales   Division
                                                        Portion
                                                        Of Award
     120%             + 20%           50%                10%
     110%             + 10%           50%                 5%
     100%                0%           50%                 0%
      90%             - 10%           50%                -5%
      80%             - 20%           50%               -10%

The impact of the Pro-Fac multiplier will be potentially great in divisions with a large Pro-Fac Proportion, such as CMF, and less in divisions with less Pro-Fac crop-related sales.


Payment of Awards

Individual incentive awards will be paid on the September 15th following each fiscal year end. The payment will be made in cash and be subject to the appropriate income tax withholding. In order to receive their award, an individual must be on the payroll on September 15th. Exceptions to this are for retirement, disability or death, which would occasion pro-rata payments based upon actual salary earned during the fiscal year. Any other exceptions are to be made only with the approval of the Corporate CEO.

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Change of Control

Effective upon a Change of Control as defined in the Curtice Burns Foods Key Executive Severance Plan, then for purposes of the Fiscal Year in which such Change of Control occurs and for the following two Fiscal Years, a Participant shall be entitled to an allocation of contributions under this plan regardless of whether the Participant is an Employee of the Employer on September 15th following the last day of the Employer's fiscal year.

Notwithstanding the foregoing, effective upon a Change of Control as defined in the Curtice Burns Foods Key Executive Severance Plan, then for purposes of the Fiscal Year in which such Change of Control occurs and for the following two Fiscal Years, the Employer shall have no right to amend the provisions of the preceding paragraph and provided further that, if the Employer amends the provisions of the preceding paragraph and within one year of the date upon which such amendment becomes effective, a Change of Control occurs, then the provisions of such amendment shall be automatically revoked without further action by the Employer and the provisions of the preceding paragraph, as in effect immediately prior to such amendment shall thereupon be effective.


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